                    SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  2)



                                 CALTON, INC.
                               ----------------
                               (Name of Issuer)




                                Common Stock
                        ------------------------------
                        (Title of Class of Securities)




                                 131380206
                  ---------------------------------------
                               (CUSIP Number)



                            Patricia A. Maher, Esq.
                             Goldman, Sachs & Co.
                                85 Broad Street
                           New York, New York 10004
                                (212) 902-0940

               --------------------------------------------
           (Name, address and telephone number of person authorized to receive notices and communications)


                            May 13, 1994
            -------------------------------------------------------
            (Date of Event which requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box:
                                                                        -----


Check the following box if a fee is being paid with this statement:
                                                                    ----

                               page 1 of 6 pages

- -------------------------
CUSIP NO.
131380206
- ----------------

- --------------------------------------------------------------------------------
1.    Name of Reporting Person
      S.S. or  I.R.S. Identification No. of  Above Person

      The Goldman Sachs Group, L.P.

- --------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

                                                (a)
                                                    -----
                                                (b)
                                                    -----

- --------------------------------------------------------------------------------
3.    SEC Use Only


- --------------------------------------------------------------------------------
4.    Source of Funds

           WC
- --------------------------------------------------------------------------------
5.    Check Box if Disclosure of Legal Proceedings is Required
      Pursuant to Items 2(d) or 2(e)
                                                       ----
                                                      /    /
                                                      -----

- --------------------------------------------------------------------------------
6. Citizenship or place of Organization

               Delaware
- --------------------------------------------------------------------------------


Number of         7     Sole Voting Power
Shares
Beneficially                   -0-
Owned By          ---------------------------------------------
Each              8     Shared Voting Power
Reporting
Person With                    2,082,600
                  ---------------------------------------------
                  9     Sole Dispositive Power

                                -0-
                  ---------------------------------------------
                  10    Shared Dispositive Power

                                2,082,600
                  ---------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

              2,082,600
- --------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                              ------
                                                             /    /
                                                            -------

- --------------------------------------------------------------------------------
13.   Percent of Class Representing by Amount in Row (11)

                8.9%
- --------------------------------------------------------------------------------
14.   Type of Reporting Person

                         HC-PN
- --------------------------------------------------------------------------------

                               page 2 of 6 pages

- -------------------------
CUSIP NO.
131380206
- ----------------------

- --------------------------------------------------------------------------------
1.    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Goldman, Sachs & Co.

- --------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group

                                                (a)
                                                    -----
                                                (b)
                                                    -----

- -------------------------------------------------------------------------------
3.    SEC Use Only


- --------------------------------------------------------------------------------
4.    Source of Funds

               WC
- --------------------------------------------------------------------------------
5.    Check Box if Disclosure of Legal Proceedings is Required
      Pursuant to Items 2(d) or 2(e)
                                                       ___
                                                      / X /
                                                      ----

- -------------------------------------------------------------------------------
6.    Citizenship or place of Organization

              New York
- --------------------------------------------------------------------------------

Number of         7     Sole Voting Power
Shares
Beneficially                     -0-
Owned By          ---------------------------------------------
Each              8     Shared Voting Power
Reporting
Person With                     2,082,600
                  ---------------------------------------------
                  9     Sole Dispositive Power

                                 -0-
                  ---------------------------------------------
                  10    Shared Dispositive Power

                                2,082,600
                  ---------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

              2,082,600
- --------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares
                                                             ------
                                                            /     /
                                                            ------

- --------------------------------------------------------------------------------
13.   Percent of Class Representing by Amount in Row (11)

               8.9%
- --------------------------------------------------------------------------------
14.   Type of Reporting Person

                BD-PN
- -------------------------------------------------------------------------------

                               page 3 of 6 pages
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Item 5. Interest in Securities of the Issuer.
        -------------------------------------


(a) The Goldman Sachs Group, L.P. and Goldman, Sachs & Co. may be deemed to have decreased their beneficial ownership of common stock, to 2,082,600 shares (8.9%), as a result of the expiration of 366,210 warrants on 5/13/94.

(b) Each Filing Person shares the power to vote or direct the vote and to dispose or to direct the disposition of shares of common stock beneficially owned by such Filing Person as indicated in pages 2 and 3 above.

(c)   Not applicable.

(d)   Not applicable.

(e)   Not applicable.

                               page 4 of 6 pages
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                                 SIGNATURE
                                 ---------




               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                    GOLDMAN, SACHS & CO.




                                       By: /s/ Daniel J. Sullivan, Jr.
                                          --------------------------------------
                                              Name: Daniel J. Sullivan, Jr.
                                              Title:   General Partner




Dated: June 20, 1994

                               page 5 of 6 pages
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                                 SIGNATURE
                                 ---------




      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                    THE GOLDMAN SACHS GROUP, L.P.




                                      By: /s/ Daniel J. Sullivan, Jr.
                                         -------------------------------------
                                           Name: Daniel J. Sullivan, Jr.
                                           Title:   General Partner




Dated: June 20, 1994

                               page 6 of 6 pages